Exhibit 99.2

         AMENDMENT NO. 1 (the “Amendment”) TO CONSULTING AGREEMENT dated as of June 24, 2005 (the “Consulting Agreement”) is effective as of the 30th day of November, 2005 (the “Effective Date”), by and between AXONYX, INC. (the “Company”), and Marvin S. Hausman, M.D. (“MH”).

         In consideration of the premises, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. Section 3 of the Consulting Agreement shall be amended to provide that if a “Change of Control” (as defined on Exhibit I attached hereto) occurs prior to September 14, 2006, the expiration of the term thereunder, MH shall continue to receive his monthly consulting fee until the first anniversary of the Commencement Date, as defined therein.

         2. Accordingly, Section 3 of the Consulting Agreement shall be deleted and the following shall be substituted therefor:

         “3. Term. The retention of MH hereunder shall be for a period commencing on the date he ceases to be Chairman (the “Commencement Date”) and ending on the first anniversary thereof or such earlier date provided in this Section 3. This Agreement shall automatically terminate prior to such date upon the first to occur of (i) the death of MH, (ii) the date MH no longer serves as a director of the Company, (iii) the resignation by MH following the delivery by him to the Company of ten days’ advance written notice of such resignation or (iv) termination by the Company following the delivery to MH of 60 days’ advance written notice from the Company’s Board of Directors of its intention to terminate the Agreement. The period commencing on the Commencement Date and ending on the date of termination of MH’s retention hereunder shall be called the “Term”. Notwithstanding the foregoing, if a “Change of Control” (as defined on Schedule I to Amendment No. 1 to this Agreement dated as of November 30, 2005) occurs prior to (i) the first anniversary of the Commencement Date or (ii) the occurrence of any of the circumstances identified in the second sentence of this Section 3, then MH shall be entitled to continue to receive his monthly consulting fee provided in Section 6 hereof until the first anniversary of the Commencement Date.”

         3. Except as otherwise provided herein, the Consulting Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AXONYX, INC. By: ______________________________________ Name/Title: ______________________________________ Marvin S. Hausman, M.D.

SCHEDULE I

DEFINITION OF “CHANGE OF CONTROL”

         The term “Change of Control” shall mean the occurrence with respect to Axonyx Inc. (the “Company”) of any of the following events:

         (a) An acquisition of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term Person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities;

         (b) The individuals who, as of November 30, 2005, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if (i) such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, or (ii) such individual was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of subsection (c) below; or

(c) Approval by stockholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless,

         (1) the stockholders of the Company immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding Voting Securities of the corporation (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

         (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

         (3) no Person (other than any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of a majority or more of the then outstanding Voting Securities) has Beneficial Ownership of a majority or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities.

(ii) A complete liquidation or dissolution of the Company; or

(iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person.

         Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall be deemed to have occurred.